Exhibit 99.2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SUPPLEMENTAL SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended				Fiscal Year Ended
	June 29, 2024	September 28, 2024	December 28, 2024	March 29, 2025	March 29, 2025
Total revenue:
Michael Kors	$675	$738	$909	$694	$3,016
Jimmy Choo	173	140	159	133	605
Versace	219	201	193	208	821
Total revenue	$1,067	$1,079	$1,261	$1,035	$4,442

Cost of goods sold:
Michael Kors	$256	$287	$340	$287	$1,170
Jimmy Choo	57	44	54	45	200
Versace	65	54	55	72	246
Total cost of goods sold	$378	$385	$449	$404	$1,616

Selling, general and administrative expenses:
Michael Kors	$324	$344	$403	$355	$1,426
Jimmy Choo	105	93	104	91	393
Versace	157	136	142	136	571
Corporate	63	66	31	31	191
Total selling, general and administrative expenses	$649	$639	$680	$613	$2,581

Depreciation and amortization:
Michael Kors	$20	$20	$19	$20	$79
Jimmy Choo	7	8	7	7	29
Versace	14	14	16	14	58
Corporate	6	7	7	7	27
Total depreciation and amortization	$47	$49	$49	$48	$193

Income (loss) from operations:
Michael Kors	$75	$87	$147	$32	$341
Jimmy Choo	4	(5)	(6)	(10)	(17)
Versace	(17)	(3)	(21)	(13)	(54)
	62	79	120	9	270
Less: Corporate expenses	(64)	(63)	(51)	(55)	(233)
Transaction related (costs) income (1)	(5)	(10)	14	16	15
Impairment of assets (2)	—	(43)	(675)	(79)	(797)
Restructuring and other (expense) income (3)	(1)	(1)	2	(7)	(7)
Total loss from operations	$(8)	$(38)	$(590)	$(116)	$(752)
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(1)Relates to costs incurred by the Company in connection with the previously terminated merger agreement with Tapestry, Inc. as well as the previously announced sale of Versace to Prada.
(2)Relates to the impairment of the Versace Retail and Wholesale and Jimmy Choo Wholesale reporting units’ goodwill and Versace and Jimmy Choo brand intangible assets as well as operating lease right-of-use assets at certain Versace, Jimmy Choo and Michael Kors store locations.
(3)Amounts impacting operating expenses primarily relate to the Global Optimization Plan including severance, lease termination gains and other store closure costs.